EXHIBIT 23.1




                                CONSENT OF EXPERT


                          Independent Auditors' Consent


The Board of Directors and Stockholders
United Financial Corp.:

We consent to incorporation by reference in the registration statement (No. 333-53308) on Form S-8 of United Financial Corp. of our report dated February 16, 2001, relating to the consolidated statements of financial condition of United Financial Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of United Financial Corp.


/s/KPMG LLP


Billings, Montana
March 29, 2001